EXHIBIT 10(a)
[SUTHERLAND LETTERHEAD]
MARY JANE WILSON-BILIK
DIRECT LINE: 202.383.0660
Internet: mj.wilson-bilik@sutherland.com
September 30, 2008
VIA EDGARLINK
Board of Directors
Aviva Life and Annuity Company
699 Walnut Street
DesMoines, IA 50309-3929

Re:	ALAC Separate Account1
Visionary and Visionary Choice
File No. 811-08964
Ladies and Gentlemen:
     We hereby consent to the reference to our firm under the caption “Legal Matters” in the Statement of Additional Information included in the Registration Statement on Form N-4 for certain flexible premium deferred variable annuity contracts issued through ALAC Separate Account 1 (File No. 811-08964). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours, SUTHERLAND ASBILL & BRENNAN LLP
By:	/s/ Mary Jane Wilson-Bilik
Mary Jane Wilson-Bilik